EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction

CoaLogix Inc.	Delaware

CoaLogix Tech Inc.	Delaware

CoaLogix Solutions Inc.	Delaware

SCR-Tech, LLC	North Carolina

DSIT Solutions Ltd.	Israel

Coreworx Inc.	Ontario